EXHIBIT 4.23


                                    AGREEMENT


     This Agreement made and entered into at Riverton, WY this 10th day of December 2002 by ad between U.S. Energy Corp. of 877 N. 8th W., Riverton, WY 82501 (USE) and R. Jerry Falkner of 214 6th Street, #12, Crested Butte, CO 81225.

     WHEREAS, on January 21, 2002, R. Jerry Falkner and U.S. Energy Corp. (the "Company") agreed to a one month extension of the Stock Option Agreement dated October 11, 1999, covering 20,000 shares with an exercise price of $2.62, which was due to expire on January 31, 2002.

     WHEREAS, a Form S-3 registration statement has been filed with the Securities and Exchange Commission ("SEC") to registered the shares upon exercise of the option, for resale and is under further review by the SEC, before it becomes effective, and

     WHEREAS, it is in the best interest of the Company to grant an additional extension to Mr. Falkner for exercising his options.

     NOW, THEREFORE, R. Jerry Falkner and U.S. Energy Corp. agree to a further extension of the Stock Option Agreement dated October 11, 1999, covering 20,000 shares with an exercise price of $2.62/share. The option shall expire on March 15, 2003 and all other terms of the original Stock Option Agreement are unchanged.


U.S. Energy Corp.



  /s/  Keith G. Larsen                        12-10-02
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Keith G. Larsen, President                  Date


  /s/  R. J. Falkner                          12-10-02
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R. J. Falkner                               Date



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